Exhibit 6.3

AMENDMENT NO. 7

TO

LOAN AND SECURITY AGREEMENT

This Amendment No. 7 to Loan and Security Agreement (“Amendment”) is made this 13th day of March, 2019, by and between CRESTMARK, A DIVISION OF METABANK, a federal savings bank, whose address is 5480 Corporate Drive, Suite 350, Troy, Michigan 48098 ("Crestmark"), as assignee of Crestmark Bank, COHERIX, INC., a Delaware corporation, whose chief executive office is located at 3980 Ranchero Drive, Ann Arbor, MI 48108 ("Borrower"), and DWIGHT D. CARLSON (“Validity Guarantor” and “Guarantor”). This Amendment amends that certain Loan and Security Agreement executed August 19, 2016, as amended by Amendment No. 1 dated February 1, 2017, Amendment No. 2 dated April 26, 2017, Amendment No. 3 dated June 8, 2017, Amendment No. 4 dated September 14, 2017, Amendment No. 5 dated March 23, 2018 and Amendment No. 6 dated October 4, 2018 (as so amended, the "Agreement").

BACKGROUND:

The parties have executed the Agreement and Loan Documents;

The Borrower and Guarantor are indebted and/or obligated to Crestmark without offset or deduction pursuant to the Agreement and the Loan Documents all of which are in full force and effect; and

Borrower, Crestmark, and Guarantor, desire to modify and amend certain terms, conditions, covenants and obligations contained in the Agreement and the Loan Documents, including increasing the Maximum Amount, resetting the Borrowing Base and revising the meaning of Eligible Accounts.

Accordingly, the parties agree as follows:

1.	DEFINED TERMS:

Capitalized terms that are not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.	AMENDMENT AND MODIFICATION TO THE AGREEMENT:

A.       Section 2(a) of the Schedule to the Agreement is hereby deleted in its entirety, and in lieu thereof, the following is inserted:

“2(a)       Five Million Dollars ($5,000,000.00) (“Maximum Amount”); or”

B.       Section 2(b)(ii) of the Schedule to the Agreement is hereby deleted in its entirety, and in lieu thereof, the following is inserted:

“2(b)(ii)       the Borrowing Base, not to exceed Three Million ($3,000,000.00) Dollars (subparagraphs (i) – (ii) are collectively the Advance Formula”).

The Borrowing Base as of the date of the execution of this Amendment No. 7 is Three Million Dollars ($3,000,000.00). The Borrowing Base will be reduced by $250,000.00 each month, beginning on April 15, 2019 and on the fifteenth day of each month thereafter until the Borrowing Base has been paid in full. If at any time either the Borrower or Account Debtor Panasonic (“Panasonic”) chooses to terminate the Technical Collaboration and Licensing Agreement between Borrower and Panasonic, then any indebtedness still due and owing under the Borrowing Base shall become immediately due and payable in full.”

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C.       Sub-sections (iii) and (iv) under “Eligible Accounts” in Section 2 of the Schedule to the Agreement are hereby deleted in their entirety, and in lieu thereof, the following are inserted:

“(iii)       contain payment terms of not greater than ninety (90) days from the date of invoice, except the Accounts of Vantage Corporation for which payment terms of up to one hundred twenty (120) days from the date of invoice are eligible;

“(iv)       are not past due more than ninety (90) days past the date of invoice, except the Accounts of Vantage Corporation which are eligible up to one hundred twenty (120) days from the date of invoice.”

D.       Sub-section (vi) under “Eligible Accounts” in Section 2 of the Schedule to the Agreement is hereby deleted in its entirety, and in lieu thereof, the following is inserted:

“(vi)”     foreign accounts receivable, not to exceed Two Million ($2,000,000.00) Dollars, and including but not limited to, FCA Mexico SA, Ford Motor Co. Limited UK, Ford Motor Co. Mexico SA de CV, in Crestmark’s sole discretion. The referenced accounts will not be eligible until payment remittances to Crestmark have been confirmed.”

3.	REAFFIRMATION OF GUARANTY:

As a specific inducement to Crestmark to enter into the Agreement, Validity Guarantor and Guarantor have executed a Validity Guaranty dated August 17, 2016 and Amended and Restated Limited Personal Guaranty dated October 4, 2018, as amended (the “Validity Guaranty“ and “Personal Guaranty”, respectively). Validity Guarantor and Guarantor hereby acknowledge and agree to the amendments and modifications set forth above and reaffirm the Validity Guaranty and Personal Guaranty with respect to all liabilities, obligations and the Indebtedness therein guaranteed as herein amended and modified. Validity Guarantor and Guarantor further acknowledge that Validity Guarantor and Guarantor remain liable in accordance with the terms of the Validity Guaranty and Personal Guaranty without offset or counterclaim. Validity Guarantor and Guarantor also acknowledge and agree that Validity Guarantor’s and Guarantor’s liability under each Guaranty is limited as set forth in the Validity Guaranty and Personal Guaranty.

4.	EXPENSES:

In consideration of the extension of the loan and the execution of this Amendment, Borrower will pay Crestmark a fee of $10,000.00, which fee is fully earned as of the date hereof, and non-refundable. Borrower will promptly pay all expenses, fees and costs incurred by Crestmark with respect to the preparation, execution, and delivery of this Amendment, and all other documents contemplated herewith, including reasonable attorneys' fees.

5.	NO WAIVER:

Borrower acknowledges that the execution of this Amendment does not constitute a waiver or cure of any Default, whether matured or otherwise, if any, that previously existed or now exists under the Agreement or any Loan Document. By execution of this Amendment, Crestmark will not be deemed to have waived any of its rights or remedies under the Agreement or any Loan Document.

6.	SURVIVAL, REAFFIRMATION, AND NO DEFENSES:

Each undersigned Borrower and Guarantor agrees, in all capacities in which the signatory has executed the Agreement or any of the Loan Documents, as follows:

A.       That, except as herein expressly modified or amended, all terms, conditions, covenants, representations and warranties contained in the Agreement and the Loan Documents are true and correct, continue to be satisfied in all respects and are legal, valid and binding obligations. The undersigned hereby ratify, agree to and confirm the Agreement and the Loan Documents and consent to and acknowledge this Amendment.

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B.       That payment of the Indebtedness is the valid obligation of Borrower and Guarantor and, as of the date hereof, Borrower and Guarantor have absolutely no defenses, claims, rights of set-off or counterclaims against Crestmark or the payment of the Indebtedness. This Amendment shall not impair the rights, remedies and Collateral given in the Agreement and the Loan Documents.

C.       That the liability of the undersigned howsoever arising or provided for in the Agreement and the Loan Documents is hereby reaffirmed.

7.	RELEASE:

In consideration of Crestmark executing this Amendment, Borrower and Guarantor do each hereby release and discharge Crestmark of and from any and all claims, harm, causes of action, liabilities, injuries, expenses (including attorneys’ fees) and damages of any and every kind, known or unknown, legal or equitable, which Borrower or Guarantor have against Crestmark from the date of Borrower's and Guarantor's first contact with Crestmark up to the date of this Amendment. Borrower and Guarantor confirm to Crestmark that they have reviewed the effect of this release with legal counsel of their choice, or have been afforded the opportunity to do so, prior to the execution of this Amendment and each acknowledges and agrees that Crestmark is relying upon this release in executing this Amendment.

8.	CONFIRMATION OF LIEN UPON COLLATERAL:

The Borrower acknowledges and agrees that pursuant to the terms of the Agreement, the obligations of the Borrower and the Indebtedness are secured by a first priority lien and security interest in the Collateral (as defined in the Agreement). The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of the Agreement, and nothing contained herein shall affect or be construed to affect the lien or encumbrance created by the Agreement or the priority thereof.

9.	NO ORAL MODIFICATION:

This Amendment may only be altered or modified by written instrument duly executed by Borrower and Crestmark.

The parties hereto have executed this Amendment the day and year first appearing above.

"CRESTMARK"

Crestmark, a division of MetaBank
a federal savings bank

By: /s/ Patricia Oakes
Patricia Oakes
Its: Vice President

"BORROWER"

Coherix, Inc.
a Delaware corporation

By: /s/ Dwight D. Carlson
Dwight D. Carlson
Its: CEO

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The undersigned Validity Guarantor and Guarantor, by signing this Amendment, agrees he has read and understands this Amendment and agrees to all of its terms.

"VALIDITY GUARANTOR"

/s/ Dwight D. Carlson
Dwight D. Carlson, Individually

"GUARANTOR"

/s/ Dwight D. Carlson
Dwight D. Carlson, Individually

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FOURTH AMENDED AND RESTATED

PROMISSORY NOTE

Principal Amount $5,000,000.00	Troy, Michigan

Dated: August 19, 2016

Amended and Restated: September 14, 2017

Second Amended and Restated: March 23, 2018

Third Amended and Restated: October 4, 2018

Fourth Amended and Restated: March 13th, 2019

This Promissory Note (“Note”) is made by the Borrower who has signed this Note. The Borrower promises to pay to the order of CRESTMARK, a division of MetaBank, a federal savings bank (“Crestmark"), as assignee of Crestmark Bank, ON DEMAND, at its offices located at 5480 Corporate Drive, Suite 350, Troy, Michigan 48098 or at such other place as Crestmark or the person that then holds this Note designates in writing, the principal amount set forth above or such lesser or greater amount as may then be due under the Agreement (as defined below), plus interest, fees and expenses as hereinafter provided. All payments that are made must be made in lawful money of the United States of America in immediately available funds. Borrower does not have any right to offset, deduction, or counterclaim from the amount due.

This Note is referred to in and was delivered pursuant to the Loan and Security Agreement (“Agreement”) dated August 19, 2016, as amended by Amendment No. 1 dated February 1, 2017, Amendment No. 2 dated April 26, 2017, Amendment No. 3 dated June 8, 2017, Amendment No. 4 dated September 14, 2017, Amendment No. 5 dated March 23, 2018, Amendment No. 6 dated October 4, 2018 and Amendment No. 7 to Loan and Security Agreement of even date herewith between Borrower and Crestmark under which Advances, repayment and further Advances may be made from time to time, pursuant to the provisions of the Agreement. Reference is made to the Agreement for additional terms relating to this Note and the security given for this Note. Any capitalized terms used in this Note, if not defined in this Note, will have the meanings assigned to such terms in the Agreement.

The outstanding principal balance of this Note will bear interest based upon a year of 360 days with interest being charged for each day the principal amount is outstanding including the date of actual payment. The interest rate with respect to the Accounts Receivable Line of Credit will be a rate which is equal to two (2.00%) percentage points in excess of that rate shown in the Wall Street Journal as the prime rate (the “Effective Rate”). Interest on this Note will change with each change in the prime rate so published. If at any time Crestmark either abandons the use of the Wall Street Journal prime rate or the Wall Street Journal prime rate is no longer published, then Crestmark will establish a similar replacement rate in its sole discretion. Notwithstanding the foregoing, at no time will the Effective Rate be less than seven and one half of one percent (7.50%) per annum.

Borrower must pay interest on the principal amount which is outstanding each month in arrears commencing on the first day of the month following the funding of the transaction, and continuing on the first day of each month thereafter until the Obligations are fully paid. If the Agreement so provides, interest will also be payable at the same rate on all other sums constituting Obligations. If any payment is due on a day which Crestmark is not open for business, then payments will be made on the next business day. Payments will be applied in the manner provided in the Agreement. If Borrower at any time pays less than the amount then due, Crestmark may accept such payment, but the failure to pay the entire amount due is a Default. The (i) failure of Borrower to comply with the provisions of the Agreement or (ii) failure to pay the Obligations following demand will permit Crestmark to charge the Extra Rate. The “Extra Rate” shall mean the Effective Rate plus eight (8.00%) percent per annum.

Should Borrower make any payment by mail, the payment must be actually received by Crestmark before the payment is credited but payment is still subject to the Clearance Days as defined in the Schedule to the Agreement. Borrower assumes all risk resulting from non-delivery or delay, in delivery of any payment no matter how the payment is delivered.

If Borrower elects to prepay this Note and/or terminate the Agreement, Borrower may do so, but only upon payment of all the Obligations, including the Exit Fee set forth in the Schedule.

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It is the intent of the parties that the rate of interest and other charges to Borrower under this Note shall be lawful; therefore, if for any reason the interest or other charges payable hereunder are found by a court of competent jurisdiction, in a final determination, to exceed the limit Crestmark may lawfully charge Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be credited to the outstanding principal balance of this Note, or if no such amount is outstanding, refunded to Borrower.

Borrower waives any obligation of Crestmark to present this Note for payment or to give any notice of nonpayment or notice of protest and any other notices of any kind. The liability of the Borrower is absolute and unconditional, without regard to the liability of any other party.

The Borrower will reimburse Crestmark for all costs and expenses including attorneys’ fees incurred by Crestmark in enforcing its rights under this Note.

This Note amends and restates in its entirety a certain Promissory Note (Line of Credit) dated August 19, 2016, as amended by Amended and Restated Promissory Note (Line of Credit) dated September 14, 2017, Second Amended and Restated Promissory Note dated March 23, 2018 and Third Amended and Restated Promissory Note dated October 4, 2018 from Borrower to Crestmark. This Note does not constitute a novation or extinguishment of the existing indebtedness evidenced by said promissory note and said indebtedness is still outstanding.

COHERIX, INC.
a Delaware corporation

By: /s/ Dwight D. Carlson
Dwight D. Carlson
Its: CEO

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